CONSOL Coal Resources LP Announces Results for the First Quarter 2019

CANONSBURG, PA - May 8, 2019 - CONSOL Coal Resources LP (NYSE: CCR) today reported financial and operating results for the quarter ended March 31, 2019.

First Quarter 2019 Results

Highlights of the CCR first quarter 2019 results include:

•	Cash distribution of $0.5125 per unit for the first quarter;

•	Net income of $15.2 million;

•	Adjusted EBITDA[1] of $28.2 million;

•	Distribution coverage ratio[1] of 1.2x;

•	Net leverage ratio[1] of 1.5x;

•	Extended the maturity of the Affiliated Company Credit Agreement with CONSOL Energy Inc. through 2024; and

•	Extended a major export contract through the end of 2020; pricing terms unchanged.

Management Comments

"After a very strong finish to 2018, I am pleased to report that the CCR team continues to perform consistently well despite the fluctuations we've seen in the commodity markets we serve," said Jimmy Brock, Chief Executive Officer of CONSOL Coal Resources GP LLC, the general partner of the Partnership. "We continue to deliver consistent distribution levels to our unitholders while reducing risk through prudent balance sheet management. This quarter, we not only reduced our net leverage ratio, but with the support of our sponsor, we extended the maturity date of our Affiliated Company Credit Agreement through 2024. This extension provides us continued access to low-cost liquidity, which is becoming scarce in the master limited partnership space for companies of our size.

On the safety front, the PAMC employees improved their safety performance by 70% compared to the same period in 2018. The central preparation plant continued its strong safety performance with an incident-free quarter."

Sales & Marketing

Our marketing team sold 1.7 million tons of coal during the first quarter of 2019 at an average revenue per ton of $49.38, compared to 1.7 million tons at an average revenue per ton of $52.98 in the year-ago period. The average revenue per ton was impacted by a reduction in revenues on our netback contracts due to lower PJM West power prices and volumes, partially offset by improvements in our domestic non-netback and export revenues. During the first quarter, average PJM West power prices declined approximately 33% compared to the year-ago period, but our average revenue per ton across the portfolio was only impacted by approximately 7%. This highlights the importance of our well-diversified contract portfolio, thoughtful contracting strategy, and guidance process that already included weaker PJM forward prices compared to the prior year. This also showcases the strength of our marketing process in continuing to high-grade our contract portfolio over time, enabling us to deliver a more stable and consistent earnings profile even in volatile commodity price environments.

On the domestic front, despite a decline in weather-driven heating demand, our domestic customer base and contracted position remained solid, as customers focused on rebuilding their very low inventories. According to the Energy Information Administration, coal inventories at domestic power plants stood at approximately 99 million tons at the end of February, representing a drawdown of more than 18% from year-ago levels and the lowest levels since 2005. We believe that inventories at several of our key customers' Northern Appalachian (NAPP) rail-served power plants have increased slightly to around 30 days of burn compared to 20 days in the second half of 2018, which remain near the lower end of what we estimate is a typical target of 30-45 days. According to industry estimates, Appalachian E&P capital budgets for 2019 are about 14% below 2018 levels, and rising demand should create near-term downside protection in natural gas prices during the refill season. As gas production growth abates and headwinds continue to surround the construction of the Atlantic Coast and Mountain Valley pipelines, we believe there could be a positive surprise in gas prices that could play out into the power markets as we head towards peak summer and winter demand periods.

Internationally, thermal coal prices have come under pressure since the beginning of 2019 due to pullback in global LNG prices and other factors such as weak weather-related demand in Japan and Korea and softening demand in Europe due in part to an influx of Russian coal. We are already beginning to see an export supply response from several countries that should help to stabilize API2 and Newcastle prices. We believe the recent market behavior is consistent with normal cycle trends exacerbated by transient items. We believe longer-term coal pricing will be driven by continued growth of coal-fired generation capacity build out in Asia, limited investments in coal supply, and tightening supply-demand fundamentals for LNG in 2021. According to our analysis of data from IHS Markit, approximately 111 GW of new coal-fired capacity is under construction globally for commissioning between 2019-2024. Furthermore, an additional 300 GW of new coal-fired capacity is in the planning stages. We believe this bodes well for seaborne thermal coal demand, particularly for high-Btu NAPP coal.

Meanwhile, in the near term through 2020, our export shipment volumes and price are supported by the export deal we signed in early 2018. As mentioned in previous earnings releases, our export contract has firm volume with firm pricing commitments through June 2019 and firm volume with collared pricing (average floor above $45.52 per ton) from July 2019 to June 2020. Accordingly, this contract serves as a bridge that allows us to weather the volatility of temporary pricing dislocations in seaborne thermal coal markets.

Export Contract Extended Through 2020

Recently, we amended our previously disclosed export contract, extending it from July 1, 2020 through December 31, 2020. This adds an additional 0.91 million tons to 2020, taking our contracted position to 71% and protecting CCR from the downward pressure that has been experienced in the API2 market while allowing for participation in potential upside as well. The collar levels are consistent with the original contract, and we anticipate the tons to breakout as 68% thermal and 32% crossover metallurgical coal.

CCR is currently 95%+ contracted for 2019, 71% contracted for 2020, and 31% contracted for 2021 assuming annual production of 6.75 million tons. We are currently in active negotiations with both domestic and international customers, and we expect to achieve our targeted contracted position for 2020 before the end of this year.

Operations Summary

CCR achieved a first quarter production of 1.7 million tons, which compares to 1.7 million tons in the first quarter of 2018. During the quarter, coal production increased slightly due to increased production at the Enlow Fork mine, as geological conditions improved compared to the same period in 2018, and at the Harvey mine. This was partially offset by reduced production at the Bailey mine, resulting from a longwall move and other operational delays.

Total costs during the first quarter were $70.9 million compared to $72.5 million in the year-ago quarter. Average cash cost of coal sold per ton1 was $29.71compared to $29.21 in the year-ago quarter. The impairment was largely driven by an increase in project expenses and gas well plugging activities, partially offset by reduced lease/rental expense. Since the fourth quarter of 2017, we have seen modest inflation in the cost of supplies that contain steel and other commodities for which prices are strengthening, as well as in the cost of contract labor. We have been successful in managing these cost pressures and keeping our overall cost increase under our targeted 5% annual limit through productivity gains and automation, as we have discussed in previous earnings calls. Total coal revenue during the first quarter was $83.1 million compared to $87.8 million in the year-ago quarter. Average cash margin per ton sold1 for the first quarter of 2019 decreased by $4.10, or 17%, to $19.67 per ton compared to the year-ago period, driven by lower average revenue per ton due to lower revenue from our netback contracts and slightly higher operating costs.

		Three Months Ended
		March 31, 2019	March 31, 2018
Coal Production	million tons	1.7	1.7
Coal Sales	million tons	1.7	1.7
Average Revenue Per Ton	per ton	$49.38	$52.98
Average Cash Cost of Coal Sold[1]	per ton	$29.71	$29.21
Average Cash Margin Per Ton Sold[1]	per ton	$19.67	$23.77

Quarterly Distribution

During the first quarter of 2019, CCR generated net cash provided by operating activities of $25.2 million and distributable cash flow1 of $17.3 million, yielding a distribution coverage ratio1 of 1.2x. During the quarter, our net cash provided by operating activities was impacted by lower net income and an increase in working capital. Our distribution coverage ratio calculation is based on estimated maintenance capital expenditures of $9.0 million, while our actual cash maintenance capital expenditures for the first quarter were $8.1 million. Based on our current outlook for the coal markets and a year-to-date distribution coverage ratio1 of 1.2x, the board of directors of the general partner has elected to pay a cash distribution of $0.5125 per unit to all limited partner unitholders and the holder of the general partner interest. As previously announced on April 25, 2019, the distribution to all unitholders of the Partnership will be made on May 15, 2019, to such holders of record at the close of business on May 7, 2019.

2019 Guidance and Outlook

Based on our year-to-date results, current contracted position, estimated prices and production plans, we are maintaining our financial and operating performance guidance for 2019.

•	Coal sales volumes - 6.70-6.95 million tons

•	Coal average revenue per ton - $47.70-$49.70

•	Cash cost of coal sold per ton[2] - $30.40-$31.40

•	Adjusted EBITDA[2] - $92-$115 million

•	Capital expenditures - $34-$38 million

First Quarter Earnings Conference Call

A joint conference call and webcast with CONSOL Energy Inc., during which management will discuss the first quarter 2019 financial and operational results, is scheduled for May 8, 2019 at 11:00 AM ET. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the Events page of our website, www.ccrlp.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-888-348-6419

Participant international dial in        1-412-902-4235

Availability of Additional Information

Please refer to our website www.ccrlp.com for additional information regarding this company. Prior to the earnings conference call, we will make available additional information in a presentation slide deck to provide investors with further insights into our financial and operating performance. This material can be accessed through the "Events and Presentations" page of our website, www.ccrlp.com. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC), reporting our results for the quarter ended March 31, 2019. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:

1 "adjusted EBITDA", "distribution coverage ratio", "distributable cash flow", "total cost of coal sold", "average cash cost of coal sold per ton", "average cash margin per ton sold" and "net leverage ratio" are non-GAAP financial measures, which are reconciled to the most directly comparable GAAP financial measures immediately below the caption "Reconciliation of Non-GAAP Financial Measures".
2 CCR is unable to provide a reconciliation of adjusted EBITDA guidance to net income or cash cost of coal sold per ton guidance to total costs, the most comparable financial measures calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Coal Resources LP

CONSOL Coal Resources (NYSE:CCR) is a master limited partnership formed in 2015 to manage and further develop all of CONSOL Energy Inc.’s (NYSE:CEIX) active coal operations in Pennsylvania. CCR’s assets include a 25% undivided interest in, and operational control over, the Pennsylvania Mining Complex, which consists of three underground mines - Bailey, Enlow Fork and Harvey - and related infrastructure. For its ownership interest, CCR has an effective annual production capacity of 7.1 million tons of high-Btu North Appalachian thermal and crossover metallurgical coal. More information is available on our website www.ccrlp.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 416-8335
miteshthakkar@consolenergy.com

Media:
Zach Smith, (724) 416-8291
zacherysmith@consolenergy.com

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on a cost per ton basis. Our cost of coal sold per ton represents our costs of coal sold divided by the tons of coal we sell. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration, and depreciation, depletion and amortization costs on production assets. Our costs exclude any indirect costs such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The GAAP measure most directly comparable to cost of coal sold is total costs. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization cost on production assets. The GAAP measure most directly comparable to cash cost of coal sold is total costs.

The following table presents a reconciliation of cost of coal sold and cash cost of coal sold to total costs, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended March 31,
	2019	2018
Total Costs	$70,887	$72,544
Freight Expense	(1,665)	(4,472)
Selling, General and Administrative Expenses	(4,560)	(3,020)
Interest Expense, Net	(1,351)	(1,951)
Other Costs (Non-Production)	(2,264)	(4,026)
Depreciation, Depletion and Amortization (Non-Production)	(577)	(540)
Cost of Coal Sold	$60,470	$58,535
Depreciation, Depletion and Amortization (Production)	(10,640)	(10,274)
Cash Cost of Coal Sold	$49,830	$48,261

We define average cash margin per ton as average coal revenue per ton, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average cash margin per ton is total coal revenue.

The following table presents a reconciliation of average cash margin per ton sold to coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended March 31,
	2019	2018
Total Coal Revenue	$83,126	$87,752
Operating and Other Costs	52,094	52,287
Less: Other Costs (Non-Production)	(2,264)	(4,026)
Cash Cost of Coal Sold	49,830	48,261
Add: Depreciation, Depletion and Amortization	11,217	10,814
Less: Depreciation, Depletion and Amortization (Non-Production)	(577)	(540)
Cost of Coal Sold	$60,470	$58,535
Total Tons Sold	1,683	1,656
Average Revenue Per Ton Sold	$49.38	$52.98
Average Cash Cost Per Ton Sold	29.71	29.21
Add: Depreciation, Depletion and Amortization Costs Per Ton Sold	6.21	6.13
Average Cost Per Ton Sold	35.92	35.34
Average Margin Per Ton Sold	13.46	17.64
Add: Total Depreciation, Depletion and Amortization Costs Per Ton Sold	6.21	6.13
Average Cash Margin Per Ton Sold	$19.67	$23.77

We define adjusted EBITDA as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards including phantom units under the CONSOL Coal Resources LP 2015 Long-Term Incentive Plan ("unit-based compensation"). The GAAP measure most directly comparable to adjusted EBITDA is net income.

We define distributable cash flow as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as unit-based compensation, less net cash interest paid and estimated maintenance capital expenditures, which is defined as those forecasted average capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets. These estimated capital expenditures do not reflect the actual cash capital expenditures incurred in the period presented. Distributable cash flow will not reflect changes in working capital balances. The GAAP measures most directly comparable to distributable cash flow are net income and net cash provided by operating activities. We define distribution coverage ratio as a ratio of the distributable cash flow to the distributions, which is the $0.5125 per quarter distribution for all limited partner units, including common and subordinated units, issued for the periods presented.

The following table presents a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated. The table also presents a reconciliation of distributable cash flow to net income and operating cash flows, the most directly comparable GAAP financial measures, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended March 31,
	2019	2018
Net Income	$15,220	$21,957
Plus:
Interest Expense	1,351	1,951
Depreciation, Depletion and Amortization	11,217	10,814
Unit-Based Compensation	397	359
Adjusted EBITDA	$28,185	$35,081
Less:
Cash Interest	1,875	828
Estimated Maintenance Capital Expenditures	8,981	8,963
Distributable Cash Flow	$17,329	$25,290

Net Cash Provided by Operating Activities	$25,218	$29,264
Plus:
Interest Expense	1,351	1,951
Other, Including Working Capital	1,616	3,866
Adjusted EBITDA	$28,185	$35,081
Less:
Cash Interest	1,875	828
Estimated Maintenance Capital Expenditures	8,981	8,963
Distributable Cash Flow	$17,329	$25,290
Distributions	$14,405	$14,346
Distribution Coverage	1.2	1.8

We define net leverage ratio as the ratio of net debt to last twelve month (LTM) earnings before interest expense, depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, amortization of debt issuance and capitalized interest.

The following table presents a reconciliation of the net leverage ratio to net income (in thousands).

Twelve Months Ended
March 31, 2019
Net Income	$59,829
Plus:
Interest Expense, Net	6,067
Depreciation, Depletion and Amortization	45,145
Unit-Based Compensation	1,880
Cash Payments for Legacy Employee Liabilities, Net of Non-Cash Expense	1,466
Other Adjustments to Net Income	1,811
EBITDA Per Affiliated Company Credit Agreement	$116,198

Borrowings under Affiliated Company Credit Agreement	$161,500
Finance Leases	7,643
Total Debt	169,143
Less:
Cash on Hand	405
Net Debt Per Affiliated Company Credit Agreement	$168,738

Net Leverage Ratio (Net Debt/EBITDA)	1.5

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CCR disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.